Exhibit 10.15

FORM TIER 3

TRANSITION BONUS AGREEMENT

THIS BONUS AGREEMENT (“Agreement”) is made as of this              day of                      2006 (the “Effective Date”), by and between                         , an individual (“EMPLOYEE”), and Integral Systems, Inc., a Maryland corporation (“INTEGRAL” or the “Company”), with reference to the following facts:

RECITALS

A.	INTEGRAL is exploring the possible sale of INTEGRAL and in connection therewith INTEGRAL has provided for the bonus payments described herein.

B.	INTEGRAL recognizes that such a process can be a distraction to EMPLOYEE and can cause EMPLOYEE to consider alternative employment opportunities and, therefore, the purpose of the transition bonus described below is to incent the EMPLOYEE to remain employed at INTEGRAL through its sale date and remain employed or available for consulting for a period of time following INTEGRAL’s sale, in order to maintain the value of INTEGRAL, maintain operations at INTEGRAL, continue to pursue new business, and facilitate a smooth transition subsequent to the Sale.

In consideration of the mutual covenants herein contained, and in consideration of EMPLOYEE’s continued employment by INTEGRAL, EMPLOYEE and INTEGRAL agree as follows:

1.	Definitions

The following words and phrases as used in this Agreement shall have the following meanings:

(a) “Base Salary” shall mean the higher of (i) the then current base annual salary in effect for EMPLOYEE on the date of a Sale of INTEGRAL and (ii) the base annual salary of EMPLOYEE in effect immediately prior to the then current base annual salary.

(b) “Cause” for termination by the Company of the EMPLOYEE’s employment shall mean (i) the continued and material failure of the EMPLOYEE to perform the duties of his or her position with the Company which continued and material failure adversely affects the Company or its business after notice and a reasonable opportunity to cure; provided, however that the parties do not intend that this Subsection 1(b)(i) address: (x) circumstances that are outside of the EMPLOYEE’s control such as changes in general business or economic conditions or in the industry in which the Company operates; and/or (y) war, acts of war, terrorism, or acts of terrorism (whether or not the foregoing are declared or undeclared and whether or not the foregoing takes place in the United States or outside the United States); (ii) material and willful malfeasance by the EMPLOYEE in connection with the performance of the duties of his or her position with the Company that could in the good faith judgment of the Board (x) have a material adverse impact on the Company’s business (provided that prior to termination for such reason, the Company shall give EMPLOYEE written notice of the acts constituting such cause, and the Company shall give EMPLOYEE a period of twenty (20) days within which to cease and correct such acts, and if EMPLOYEE ceases and corrects such acts this Agreement shall remain in effect), (y) subject the Company to criminal penalties in excess of $50,000, or (z) result in the incarceration of any officer, director or employee of the Company; (iii) after the date hereof, the EMPLOYEE’s being convicted of, or pleading guilty or nolo contendere to, a felony that adversely affects the Company or involves moral turpitude (i.e. an act that is base, vile and depraved); (iv) fraud or embezzlement against the Company; (v) the willful failure (other than failure resulting from EMPLOYEE’s incapacity due to injury, physical or mental illness or disability) of the EMPLOYEE to obey in all material respects any proper written direction of the Board to the EMPLOYEE, provided the written direction is consistent with the job-related responsibilities set forth in this Agreement (i.e. written direction clarifying the EMPLOYEE’s job-related responsibilities hereunder without expanding such responsibilities beyond the scope hereof), and which has a material adverse effect on the Company (provided that prior to termination for such reason, the Company shall give EMPLOYEE written notice of the acts constituting such cause, and the Company shall give EMPLOYEE a period of twenty (20) days within which to cease and correct such acts, and if EMPLOYEE ceases and corrects such acts this Agreement shall remain in effect); or (vi) the willful and material violation by the EMPLOYEE of any agreement with the Company restricting competition against the Company, solicitation of customers or employees of the Company and/or disclosure of confidential or other information with respect to the Company. In no event shall the Company be obligated to give EMPLOYEE notice and cure rights on more than two (2) occasions.

(c) “Sale” shall mean the first of the following events to occur:

(i) Any person or group (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the beneficial owner (within the meaning of Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s then-outstanding securities entitled generally to vote for the election of directors;

(ii) The Company’s stockholders approve an agreement to merge or consolidate with another corporation (other than a majority-controlled subsidiary of the Company) unless the Company’s stockholders immediately before the merger or consolidation are to own more than 50% of the combined voting power of the resulting entity’s voting securities entitled generally to vote for the election of directors;

(iii) The Company’s stockholders approve an agreement (including, without limitation, an agreement of liquidation) to sell or otherwise dispose of all or substantially all of the business or assets of the Company; or

However, no Sale shall be deemed to have occurred by a reason of (A) any event involving a transaction in which the EMPLOYEE or a group of persons or entities with whom or with which the EMPLOYEE acts in concert, acquire(s), directly or indirectly, 50% or more of the combined voting power of the Company’s then-outstanding voting securities or the business or assets of the Company; or (B) any event involving or arising out of a proceeding under Title 11 of the United States Code or the provisions of any future United States bankruptcy law, an assignment for the benefit of creditors or an insolvency proceeding under state or local law.

A Sale shall be deemed to occur, (I) with respect to a Sale pursuant to Section 1(c)(i) above, on the date any person or group first becomes the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power of the Company’s then-outstanding securities entitled generally to vote for the election of directors, or (II) with respect to a Sale pursuant to Sections 1(c)(ii) or (iii) above, on the date of stockholder approval.

This Agreement, once triggered by a Sale event, shall apply with respect to that Sale event only and not with respect to any later Sale event.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

Other capitalized terms in this Agreement shall have the meanings provided herein.

2.	Cash Transition Bonus.

2.1 Transition Bonus Trigger. EMPLOYEE shall be entitled to receive a lump sum cash payment equal to                      Dollars ($                        ) (the “Transition Bonus”) provided EMPLOYEE fulfills the obligations of this Agreement, including meeting the eligibility criteria set forth in Section 2.2 below.

2.2 Transition Bonus Eligibility. EMPLOYEE shall be eligible to receive the Transition Bonus if either:

(a) The EMPLOYEE remains employed at INTEGRAL from the Effective Date until the date that is one hundred twenty (120) days following the Sale (“Transition Period), or

(b) EMPLOYEE (i) remains employed at INTEGRAL from the Effective Date until the Sale date, (ii) is terminated by INTEGRAL or its successor or the acquirer prior to the end of the Transition Period other than as described in the proviso of Section 4.1 below, and (iii) makes himself or herself available for consulting to INTEGRAL for no additional compensation for the remainder of the Transition Period. The amount of consulting shall not exceed twenty (20) hours in any thirty (30) day period unless otherwise agreed to by the EMPLOYEE and the acquirer and the total amount of consulting shall not exceed eighty (80) hours.

2.3 Payment of Transition Bonus. INTEGRAL will pay the Transition Bonus to EMPLOYEE, if eligible, within ten (10) days after the expiration of the Transition Period.

3	Miscellaneous.

3.1 Term of Agreement. The term of this Agreement shall be effective until the earliest of: (a) 10 days following the end of the Transition Period, (b) 10 days following the end of any applicable consulting period under Section 2.2(b)(iii) and (c) INTEGRAL is no longer actively seeking an acquirer as evidenced by a press release issued by INTEGRAL to that effect; provided, however, that if EMPLOYEE’s employment with INTEGRAL is terminated for any reason prior to a Sale or if EMPLOYEE is terminated by INTEGRAL or its successor or acquirer for “Cause” or EMPLOYEE voluntarily terminates EMPLOYEE’s employment with INTEGRAL or its successor or acquirer at any time during the Transition Period, this Agreement shall expire on the effective date of such termination and INTEGRAL shall have no further obligations under this Agreement.

3.2 Withholding. INTEGRAL shall make such deductions, withholdings and other payments from all sums payable to EMPLOYEE under this Agreement that are required by law or as EMPLOYEE requests for taxes and other charges.

3.3 Assignment. This Agreement shall inure to the benefit of and shall be binding upon the successors and the assigns of INTEGRAL. This Agreement is personal to EMPLOYEE and may not be assigned by EMPLOYEE.

3.4 Severability. If any provision of the Agreement shall be found invalid by any court of competent jurisdiction, such findings shall not affect the validity of the other provisions hereof and the invalid provisions shall be deemed to have been severed herefrom.

3.5 Applicable Law. This Agreement is entered into and executed in the State of Maryland and shall be governed by the laws of such State without regard to its conflict of laws provisions.

3.6 Integration. This Agreement constitutes the entire agreement among the parties and supercedes any prior or contemporaneous understanding with respect to the subject matter hereunder.

3.7 Voluntary Agreement. The EMPLOYEE represents that he or she has read this Agreement, that he or she understands all of its terms, that in executing this Agreement he or she does not rely and has not relied upon any representation or statements made by any of Company’s agents, representatives, or attorneys with regard to the subject matter, basis, or effect of the Agreement, and that he or she enters into this Agreement voluntarily, of his or her own free will and with knowledge of its meaning and effect.

3.8 Notices. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

(i)	to the Company:

Integral Systems, Inc.

5000 Philadelphia Way

Lanham, Maryland 20706-4417

Attention: Board of Directors

(ii)	to the EMPLOYEE:

At the address then appearing on

the employment records of the Company.

3.9 Dispute Resolution.

(a) Costs of Arbitration. If either party brings an arbitration proceeding to enforce its rights under this Agreement, each party shall be responsible for its own expenses in preparing for and in trying the case, including, but not limited to, investigative costs, court costs and attorneys’ fees.

(b) Personal Jurisdiction. Both parties agree to submit to the jurisdiction and venue of the state courts in the State of Maryland as to matters involving enforcement of an award in an arbitration proceeding.

(c) Arbitration. ANY DISPUTE BETWEEN THE PARTIES HERETO ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED IN ACCORDANCE

WITH THE PROCEDURES OF THE AMERICAN ARBITRATION ASSOCIATION. ANY RESULTING HEARING SHALL BE HELD IN THE STATE OF MARYLAND. THE RESOLUTION OF ANY DISPUTE ACHIEVED THROUGH SUCH ARBITRATION SHALL BE BINDING AND ENFORCEABLE BY A COURT OF COMPETENT JURISDICTION.

3.10 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

3.11 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth on the first page hereof.

Employer: INTEGRAL SYSTEMS, INC.		Employee:

By:		By:
	(Signature)		(Signature)

	(Typed or Printed name)		(Typed or Printed name)

Title:

Schedule of employees party to Transition Bonus Agreement (Tier 3) and related transition bonus amounts:

Total of 27 employees with transition bonus amounts ranging from $7,500 to $25,000 and effective dates ranging from August 7, 2006 to August 17, 2006.

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